CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES CLOSING OF FOLLOW-ON OFFERING OF COMMON STOCK

NEW YORK, NY, November 2, 2011 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) announced today it has closed its previously announced underwritten public offering of 1,500,000 shares of its common stock at a price of $10.50 per share, which excludes any exercise by the underwriters of their option to purchase 225,000 common shares to cover over-allotments. The Company received approximately $14.4 million in net proceeds from the offering after deducting the underwriting discount and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to make additional property acquisitions, pay related fees and expenses, and for general working capital purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) and Maxim Group LLC, acted as the representatives of the underwriters and the joint book-running managers of the offering. National Securities Corporation and Aegis Capital Corp. acted as co-managing underwriters for the offering.

On November 2, 2011, the representatives of the underwriters delivered a notice to the Company indicating that the underwriters were exercising their option to purchase 75,000 shares of common stock to be sold and issued on November 7, 2011.  The net proceeds to the Company from the exercise of such over-allotment option are expected to be approximately $0.7 million, after deducting underwriting discounts and commissions.

American Realty Capital Properties, Inc. is publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

The shares of common stock were offered pursuant to an effective registration statement that the Company previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities was made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained at the following address:

Ladenburg Thalmann & Co. Inc.
Attn: Syndicate Department
58 South Service Road, Suite 160
Melville, New York 11747
Telephone: 631-270-1600
Fax: 631-270-1998

Investors may also obtain the prospectus free of charge from the Securities and Exchange Commission’s website at www.sec.gov.